                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                               TRITEAL CORPORATION
                               -------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                    89693710
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                            FILED FEBRUARY 12, 1998

                      (REFLECTING OWNERSHIP AS OF 12/31/97)

                                Page 1 of 5 pages


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CUSIP NO.    89693710                     13G          PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           ORAN M. THOMAS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     840,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               840,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          840,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.43 %
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

                                Page 2 of 5 pages


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CUSIP NO.    89693710                     13G          PAGE   3   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           DEBORAH L. EINHORN
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     840,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               840,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          840,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.43 %
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------


                                Page 3 of 5 pages



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ITEM 1.

(a)        Name of Issuer:  TRITEAL CORPORATION ("Issuer")

(b)        Address of Issuer's Principal Executive Offices:

           2011 Palomar Airport Road, Suite 200
           Carlsbad, CA  92009

ITEM 2.

(a)        Name of Person Filing:  Oran M. Thomas and Deborah L. Einhorn.

(b)        Address of Principal Business Office or, if none, Residence:

           P.O. Box 675546
           Rancho Santa Fe, CA 92067

(c)        Citizenship:  United States

(d)        Title of Class of Securities:  Common Stock

(e)        CUSIP Number:  89693710

ITEM 3.    NOT APPLICABLE

ITEM 4.    OWNERSHIP.

(a)        Amount Beneficially Owned:       840,000 shares of Common Stock

                                            Oran M. Thomas and Deborah L.
                                            Einhorn share voting and dispositive
                                            power over 840,000 shares of Common
                                            Stock held by the Thomas-Einhorn
                                            Family Trust U/T/A 11/8/96 in which
                                            Oran M. Thomas and Deborah L.
                                            Einhorn, are Trustees.

(b)        Percent of Class:  7.43%

(c)        Number of shares as to which such person has:
           (1) sole power to vote or to direct the vote of zero shares.
           (2) shared power to vote or to direct the vote of 840,000 shares.
           (3) sole power to dispose or to direct the disposition of zero shares.
           (4) shared power to dispose or to direct the disposition of 840,000 shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           NOT APPLICABLE

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE

                                Page 4 of 5 pages

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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           NOT APPLICABLE

ITEM 10.   CERTIFICATION

           NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 1998                            February 8, 1998
------------------------------------        ----------------------------------
Date                                                 Date

/s/ ORAN M. THOMAS                          /s/ DEBORAH L. EINHORN
------------------------------------        ----------------------------------
Signature                                            Signature

Oran M. Thomas                              Deborah L. Einhorn
------------------------------------        ----------------------------------
Name/Title                                           Name/Title


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